Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Exascale Labs Holdings Inc. (the “Company,” “we,” “us” or “our”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and (ii) our warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share (the “Warrants”). Our Class A Common Stock and Warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “XLAB” and “XLABW,” respectively.

The following summary of the material terms of our securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, our Amended and Restated Certificate of Incorporation (the “Charter”), our Bylaws (the “Bylaws”) and the Warrant Agreement, dated July 30, 2025, by and between D. Boral ARC Acquisition I Corp. (“BCAR”) and Odyssey Transfer and Trust Company, as warrant agent (the “Warrant Agreement”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). We encourage you to read the Charter, the Bylaws, the Warrant Agreement and the applicable provisions of the DGCL in their entirety.

Because the rights of the holders of our Class A Common Stock are affected by the terms of our Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and our preferred stock, par value $0.0001 per share (the “Preferred Stock”), this exhibit also describes certain terms of the Class B Common Stock and the Preferred Stock. Neither the Class B Common Stock nor the Preferred Stock are registered under Section 12 of the Exchange Act.

On August 27, 2026 (the “Closing Date”), we consummated the business combination (the “Business Combination”) contemplated by the Agreement and Plan of Merger, dated as of January 11, 2026, by and among BCAR, D. Boral ARC Merger Corporation, D. Boral ARC Merger Sub Inc. and Exascale Labs Inc. In connection with the Business Combination, BCAR redomiciled from the British Virgin Islands to the State of Delaware by merging with and into D. Boral ARC Merger Corporation, a Delaware corporation, which continued as the surviving corporation under the name “Exascale Labs Holdings Inc.” (the “Domestication Merger”), and each outstanding warrant of BCAR was assumed by us and became a Warrant exercisable for our Class A Common Stock on the terms described below.

Authorized Capital Stock

The Charter authorizes the issuance of 300,000,000 shares of capital stock, consisting of (i) 260,000,000 shares of Class A Common Stock, (ii) 35,000,000 shares of Class B Common Stock and (iii) 5,000,000 shares of Preferred Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class of Common Stock or of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of Section 242(b)(2) of the DGCL.

Common Stock

Voting Rights

Except as otherwise provided in the Charter or required by applicable law, each holder of Common Stock is entitled to vote on each matter submitted to a vote of stockholders generally. Holders of Class A Common Stock are entitled to one (1) vote for each share held of record, and holders of Class B Common Stock are entitled to twenty (20) votes for each share held of record, in each case as of the applicable record date. Except as otherwise required by the Charter or the DGCL, the holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock). Except as otherwise required by law, holders of Common Stock are not entitled to vote on any amendment to the Charter (including any certificate of designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other classes of Common Stock if the holders of the affected series or class are entitled, exclusively, to vote thereon under the Charter or the DGCL.

The Charter also provides that (i) the Company may not issue any additional shares of Class B Common Stock after the effectiveness of the Charter, other than pursuant to a dividend or a Stock Adjustment (as defined below) effected in accordance with the Charter, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, and (ii) any amendment to the Charter that increases the voting power of the Class B Common Stock or that alters or changes the conversion provisions of the Class B Common Stock in a manner that adversely affects the holders of Class A Common Stock may not be approved without the affirmative vote of the holders of at least a majority of the total voting power of all then outstanding shares of Class A Common Stock entitled to vote thereon, voting as a separate class.

Holders of Common Stock do not have cumulative voting rights in the election of directors. Because each share of Class B Common Stock is entitled to twenty (20) votes, the holders of our Class B Common Stock, all of whom are our founders, Hoansoo Lee and Wenying Jia (the “Founders”), or entities affiliated with them, hold a substantial majority of the voting power of our outstanding capital stock and are able to control the outcome of matters submitted to a vote of our stockholders, including the election of directors, amendments to our organizational documents and the approval of any merger, sale of assets or other major corporate transaction. We are a “controlled company” within the meaning of the Nasdaq listing rules.

Dividend Rights

Subject to applicable law and the rights and preferences of the holders of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by our board of directors (the “Board”) out of funds legally available therefor. Dividends of cash or property may not be declared or paid on any class of Common Stock unless a dividend of the same amount per share and of the same type of cash or property (or combination thereof) per share is concurrently declared or paid on the other classes of outstanding Common Stock. Stock dividends on a class of Common Stock may be paid only in shares of the same class of Common Stock. No stock dividend, stock split, reverse stock split, combination, subdivision, exchange, reclassification or recapitalization (each, a “Stock Adjustment”) may be declared or made on any class of Common Stock unless a corresponding Stock Adjustment is made in the same proportion and manner for all other classes of Common Stock then outstanding, unless such requirement is waived in advance by the holders of a majority of the voting power of the other class of Common Stock, voting separately as a single class.

Liquidation Rights

Subject to the rights and preferences of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company legally available for distribution to stockholders will be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder, without regard to class.

Mergers, Consolidations and Tender or Exchange Offers

Except as expressly provided in the Charter, all shares of Common Stock have the same rights, preferences and privileges and rank equally, share ratably and are identical in all respects as to all matters. Unless waived in advance by the holders of a majority of the voting power of the affected class of Common Stock, voting separately as a single class, (i) in any merger, consolidation or other business combination requiring the approval of our stockholders, and (ii) in any tender or exchange offer for shares of Common Stock made by a third party pursuant to an agreement to which the Company is a party or made by the Company, the holders of each class of Common Stock are entitled to receive, or to elect to receive, the same form of consideration and at least the same amount of consideration on a per share basis as the holders of the other class of Common Stock; provided that, if the consideration includes securities, the consideration payable to the holders of Class B Common Stock is deemed to be the same form and amount as that payable to the holders of Class A Common Stock if the only difference is that the securities distributed to the holders of Class B Common Stock have twenty (20) times the voting power of the securities distributed to the holders of Class A Common Stock.

Conversion of Class B Common Stock

Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder at any time upon written notice to our transfer agent. In addition, each share of Class B Common Stock will automatically, without any further action, convert into one share of Class A Common Stock upon a Transfer (as defined in the Charter) of such share other than to a Qualified Stockholder (as defined in the Charter). Shares of Class B Common Stock that are converted into shares of Class A Common Stock will be retired and may not be reissued.

“Qualified Stockholder” generally means (a) the Founders; (b) any other registered holder of a share of Class B Common Stock immediately after the effectiveness of the Charter; (c) the initial registered holder of any shares of Class B Common Stock originally issued by the Company upon the exercise, conversion or settlement of a Right (as defined in the Charter) that was issued to and at all times held by a person who would have been a Qualified Stockholder had the Right been a share; (d) each natural person who Transfers shares of, or Rights for, Class B Common Stock to a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation (each as defined in the Charter) that is or becomes a Qualified Stockholder in connection with such Transfer; and (e) a transferee of shares of Class B Common Stock received in a Permitted Transfer (as defined in the Charter). Permitted Transfers are generally limited to Transfers by a Qualified Stockholder to a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation of such Qualified Stockholder, and Transfers by any such entity back to such Qualified Stockholder or to another Permitted Entity of such Qualified Stockholder, in each case subject to the Qualified Stockholder retaining Dispositive Power and Voting Control (each as defined in the Charter) over the shares.

“Transfer” is broadly defined in the Charter to include any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of a share of Class B Common Stock or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law, including a transfer to a broker or other nominee and the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise, subject to certain exceptions, including the granting of a revocable proxy to our officers or directors at the request of the Board in connection with a stockholder meeting. A Transfer is also deemed to occur with respect to shares of Class B Common Stock held by a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation if such entity ceases to qualify as such or if a majority of the voting power of such entity (or of an entity that is itself a Qualified Stockholder) is Transferred, in each case as more fully described in the Charter.

The Company may establish policies and procedures relating to the conversion of Class B Common Stock and the administration of the multi-class stock structure, and may request that holders of Class B Common Stock furnish certifications, affidavits or other proof to verify their ownership and to confirm that a conversion has not occurred. A determination in good faith by our Secretary that a Transfer has resulted in a conversion is conclusive and binding. The Company is required at all times to reserve a sufficient number of authorized but unissued shares of Class A Common Stock to effect the conversion of all outstanding shares of Class B Common Stock.

Other Rights

Holders of Class A Common Stock have no preemptive, subscription, redemption or conversion rights, and there are no sinking fund provisions applicable to the Class A Common Stock. Subject to applicable law, the transfer restrictions applicable to the Class B Common Stock described above and any transfer restrictions set forth in the Bylaws, shares of Common Stock are fully transferable. All outstanding shares of Class A Common Stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Board may designate and issue in the future.

Preferred Stock

The Charter authorizes the Board, without further action by our stockholders, to issue up to 5,000,000 shares of Preferred Stock from time to time in one or more series and, by adopting a resolution or resolutions and filing a certificate of designation with the Secretary of State of the State of Delaware, to fix the number of shares of each such series and the voting powers (full, limited or none), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The Board could authorize the issuance of Preferred Stock with voting, conversion or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, financings and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and could adversely affect the market price of our Class A Common Stock. No shares of Preferred Stock are currently designated or outstanding, and we have no present plans to issue any shares of Preferred Stock.

Warrants

General

The Warrants were originally issued by BCAR in registered form under the Warrant Agreement, as part of the 28,000,000 units sold in BCAR’s initial public offering, each consisting of one BCAR Class A ordinary share and one-half of one warrant (the warrants so issued, the “Public Warrants”), and as part of the 200,000 private placement units purchased by MFH 1, LLC, BCAR’s sponsor (the “Sponsor”), in a private placement that closed simultaneously with BCAR’s initial public offering (the warrants so issued, the “Private Placement Warrants”). At the effective time of the Domestication Merger, each outstanding warrant of BCAR was assumed by us and became a Warrant exercisable for our Class A Common Stock on the same terms. As of the Closing Date, we had 14,099,992 Warrants issued and outstanding, including 100,000 Private Placement Warrants. Odyssey Transfer and Trust Company serves as warrant agent for the Warrants.

Exercisability and Term

Each whole Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as described below, at any time commencing 30 days after the completion of the Business Combination, provided that we have an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the Warrant Agreement), and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. A holder may exercise Warrants only for a whole number of shares of Class A Common Stock; no fractional shares will be issued upon exercise, and only whole Warrants may be exercised. The Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. We may, in our sole discretion, lower the exercise price of the Warrants at any time prior to their expiration for a period of not less than 20 business days, provided that we give at least three days’ prior written notice to the registered holders and that any such reduction is applied consistently to all of the Warrants.

We are not obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant, and have no obligation to settle such exercise, unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our obligations described below. No Warrant is exercisable, and we are not obligated to issue shares of Class A Common Stock upon exercise of a Warrant, unless the shares issuable upon such exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder. If these conditions are not satisfied with respect to a Warrant, the holder will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

Under the Warrant Agreement, we have agreed to use our commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”), as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, a registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the Warrants, to use our commercially reasonable efforts to cause the same to become effective within 60 business days following the closing of the Business Combination, and to maintain a current prospectus relating to such shares until the expiration of the Warrants in accordance with the Warrant Agreement. If a registration statement covering such shares is not effective by the 60th business day after the closing of the Business Combination, holders may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if our Class A Common Stock is, at the time of any exercise of a Warrant, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, if we so elect, we will not be required to file or maintain in effect a registration statement.

Redemption of Warrants

Once the Warrants become exercisable, we may redeem the outstanding Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each holder; and

●	if, and only if, the closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described below) for any 20 trading days within a 30-trading day period commencing at least 30 days after the completion of the Business Combination and ending three business days before we send the notice of redemption to the holders.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. If the foregoing conditions are satisfied and we issue a notice of redemption, each holder will be entitled to exercise its Warrants prior to the scheduled redemption date. The price of the Class A Common Stock may, however, fall below the $18.00 redemption trigger price (as adjusted) and the $11.50 exercise price after the notice of redemption is issued.

A holder of a Warrant may notify us in writing that it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant to the extent that, after giving effect to such exercise, such holder (together with its affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares. A rights offering made to all or substantially all holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the fair market value (as determined under the Warrant Agreement) will be deemed a stock dividend of a number of shares equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one (1) minus the quotient of (x) the price per share paid in such rights offering divided by (y) the fair market value.

If we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of Class A Common Stock on account of such shares (or other securities into which the Warrants are convertible), other than as described above and other than certain ordinary cash dividends, then the exercise price of the Warrants will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares. Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted as described above, the exercise price will be adjusted by multiplying the exercise price immediately prior to such adjustment by a fraction, the numerator of which is the number of shares purchasable upon the exercise of the Warrants immediately prior to such adjustment and the denominator of which is the number of shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of the Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the Warrants, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder would have received if such holder had exercised its Warrants immediately prior to such event (the “Alternative Issuance”).

Exercise Procedures; No Rights as Stockholders

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The holders of Warrants do not have the rights or privileges of holders of Class A Common Stock, including any voting rights, until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Amendments

The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in the prospectus for BCAR’s initial public offering, (ii) adjusting the provisions relating to cash dividends on shares of Class A Common Stock as contemplated by and in accordance with the Warrant Agreement, (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, or (iv) providing for the delivery of the Alternative Issuance. All other modifications or amendments of the Warrant Agreement require the vote or written consent of the holders of at least 50% of the then outstanding Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants (including the forfeiture or cancellation of any Private Placement Warrants), the vote or written consent of the holders of at least 50% of the then outstanding Private Placement Warrants (including the vote or written consent of D. Boral Capital LLC, the underwriter in BCAR’s initial public offering).

Private Placement Warrants

The Private Placement Warrants are identical to the Public Warrants, except that, so long as they are held by the Sponsor or its permitted transferees, the Private Placement Warrants are entitled to registration rights. The Private Placement Warrants were subject to a lock-up that expired upon the completion of the Business Combination and may be redeemed by the Company following the Business Combination in accordance with the Warrant Agreement.

Exclusive Forum for Warrant Agreement Claims

The Warrant Agreement provides that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and we have irrevocably submitted to such jurisdiction, which will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. This provision may limit the ability of holders of Warrants to obtain a favorable judicial forum for disputes with the Company.

Anti-Takeover Effects of the Charter, the Bylaws and Delaware Law

Certain provisions of the Charter, the Bylaws and the DGCL, which are summarized below, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. These provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board, and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company.

Dual-Class Structure. As described above, each share of Class B Common Stock is entitled to twenty (20) votes, and the holders of Class B Common Stock, all of whom are the Founders or entities affiliated with them, control a substantial majority of the voting power of our outstanding capital stock. This concentration of voting control may discourage, delay or prevent a change in control of the Company that other stockholders may view as beneficial.

Classified Board of Directors. The Charter provides that, subject to the rights of the holders of any series of Preferred Stock to elect directors, the Board is divided into three classes, designated Class I, Class II and Class III, with each class consisting, as nearly as possible, of one-third of the total number of directors. The initial Class I, Class II and Class III directors serve for terms expiring at the 2027, 2028 and 2029 annual meetings of stockholders, respectively, and, beginning with the 2027 annual meeting, directors of each class are elected for three-year terms. As a result, only approximately one-third of the Board is elected at each annual meeting of stockholders, which could delay the ability of stockholders to change the composition of a majority of the Board.

Number of Directors; Removal; Vacancies. The Charter provides that the number of directors constituting the whole Board is fixed exclusively by resolution of the Board. Subject to the rights of the holders of any series of Preferred Stock, directors may be removed only for cause and only by the affirmative vote of the holders of at least 66⅔% of the voting power of all of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on the Board resulting from death, resignation, disqualification, retirement, removal or other cause, and any newly created directorship resulting from an increase in the number of directors, may be filled (i) for so long as any shares of Class B Common Stock are outstanding, only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock entitled to vote at an election of directors, and (ii) after no shares of Class B Common Stock are outstanding, by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director.

No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless the certificate of incorporation provides otherwise. The Charter does not provide for cumulative voting.

Special Meetings of Stockholders. The Charter provides that, subject to the rights of the holders of any series of Preferred Stock and to applicable law, special meetings of stockholders may be called only (i) by or at the direction of the Board, the Chairperson of the Board or the Chief Executive Officer, in each case in accordance with the Bylaws, or (ii) by the Secretary of the Company upon the written request of any holder of record of at least 25% of the voting power of the issued and outstanding shares of stock of the Company. Business transacted at any special meeting is limited to the matters relating to the purpose or purposes stated in the notice of meeting.

Stockholder Action by Written Consent. The Charter provides that any action required or permitted to be taken by our stockholders may be taken at a duly called annual or special meeting or, except as otherwise required by applicable law or the Charter, without a meeting, without prior notice and without a vote, by a consent in writing signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Because of the voting power of the Class B Common Stock, the holders of Class B Common Stock may be able to take stockholder action by written consent without the participation of the holders of Class A Common Stock.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws establish advance notice procedures for stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual or special meeting of stockholders. To be timely for an annual meeting, a stockholder’s notice generally must be delivered to our Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, subject to alternative deadlines if no annual meeting was held in the preceding year or if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary. The notice must contain the information required by the Bylaws. These provisions may preclude stockholders from bringing matters before an annual meeting or from making nominations for directors.

Amendment of the Bylaws. The Charter authorizes the Board to adopt, amend or repeal the Bylaws without the assent or vote of the stockholders. The adoption, amendment or repeal of the Bylaws by the stockholders requires the affirmative vote of the holders of at least 66⅔% of the voting power of all of the then outstanding shares of voting stock entitled to vote generally in an election of directors, in addition to any other vote required by applicable law, the Charter or the Bylaws.

Amendment of the Charter. The Charter provides that Articles V (terms of the Common Stock and Preferred Stock), VI (the Board), VII (stockholder action; special meetings), VIII (limitation of director liability), IX (indemnification), X (exclusive forum) and XI (amendments) of the Charter may not be amended, altered, repealed or rescinded, in whole or in part, and no provision inconsistent therewith may be adopted, without the affirmative vote of the holders of at least 66⅔% of the total voting power of all of the then outstanding shares of stock entitled to vote thereon, voting together as a single class, in addition to any vote required by applicable law. In addition, as described above under “Common Stock — Voting Rights,” any amendment that increases the voting power of the Class B Common Stock or that adversely alters the conversion provisions of the Class B Common Stock requires the separate approval of the holders of a majority of the total voting power of the then outstanding shares of Class A Common Stock.

Authorized but Unissued Shares; Preferred Stock. Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval, subject to applicable Nasdaq rules, and could be used for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and Preferred Stock, and the ability of the Board to issue Preferred Stock with terms it determines, could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the DGCL. We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock that is not owned by the interested stockholder. A “business combination” generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” generally is a person who, together with its affiliates and associates, owns, or within the previous three years owned, 15% or more of a corporation’s outstanding voting stock. Section 203 could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company.

Exclusive Forum

The Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or employee of the Company to the Company or its stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Charter or the Bylaws, (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (v) any action, suit or proceeding asserting a claim against the Company or any current or former director, officer or stockholder governed by the internal affairs doctrine. This provision does not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The Charter further provides that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company is deemed to have notice of and consented to these provisions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder; accordingly, the exclusive forum provisions of the Charter do not apply to such claims. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or our directors, officers or other employees, and may discourage such lawsuits. There is uncertainty as to whether a court would enforce the federal forum provision with respect to Securities Act claims, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Limitation of Liability and Indemnification

The Charter provides that no director of the Company will have any personal liability to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists or may hereafter be amended. The Charter further provides that the Company will indemnify, and advance expenses to, its current and former directors and officers to the fullest extent permitted by the DGCL, subject to the procedures and limitations set forth in the Charter, and that the Company is the indemnitor of first resort with respect to its directors, officers, employees and agents. The Charter also authorizes the Company to purchase and maintain directors’ and officers’ liability insurance. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These provisions may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders.

Listing

Our Class A Common Stock and Warrants are listed on Nasdaq under the symbols “XLAB” and “XLABW,” respectively. Our Class B Common Stock is not listed on any securities exchange and is not publicly traded.

Transfer Agent, Registrar and Warrant Agent

The transfer agent and registrar for our Class A Common Stock and Class B Common Stock, and the warrant agent for our Warrants, is Odyssey Transfer and Trust Company.